As filed with the Securities and Exchange Commission on December 12, 2012

Registration No. 333-176214

Registration No. 333-171490

Registration No. 333-159135

Registration No. 333-149691

Registration No. 333-140667

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-176214

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-171490

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-159135

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-149691

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-140667

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Physicians Formula Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0340099
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1055 West 8th Street
Azusa, California	91702
(Address of Principal Executive Offices)	(Zip Code)

Physicians Formula Holdings, Inc. Amended and Restated 2006 Equity Incentive Plan

Physicians Formula Holdings, Inc. 2006 Equity Incentive Plan

Physicians Formula Holdings, Inc. 2003 Stock Option Plan

(Full title of the plans)

Ingrid Jackel

Chief Executive Officer

Physicians Formula Holdings, Inc.

1055 West 8th Street

Azusa, California 91702

(Name and address of agent for service)

(626) 334-3395

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller Reporting Company ☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):

1.                                      Registration Statement 333-176214, which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on August 10, 2011.

2.                                      Registration Statement 333-171490, which was filed with the SEC and became effective on December 30, 2010.

3.                                      Registration Statement 333-159135, which was filed with the SEC and became effective on May 11, 2009.

4.                                      Registration Statement 333-149691, which was filed with the SEC and became effective on March 3, 2008.

5.                                      Registration Statement 333-140667, which was filed with the SEC and became effective on February 13, 2007.

Physicians Formula Holdings, Inc. (the “Company”), Markwins International Corporation (“Parent”) and Markwins Merger Sub, Inc., a wholly owned subsidiary of Parent (“MergerSub”), entered into an agreement and plan of merger dated as of September 26, 2012, as amended by the Amendment No. 1 to Agreement and Plan of Merger dated as of November 15, 2012 (as amended, the “Merger Agreement”). On November 8, 2012, at a special meeting of the stockholders of the Company, the stockholders of the Company voted to adopt the Merger Agreement.

On December 12, 2012 (the “Effective Time”), the Company filed a certificate of merger with the Secretary of State of the State of Delaware, pursuant to which MergerSub was merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). At the Effective Time, each outstanding share of common stock of the Company (other than (i) shares held by any of the Company’s stockholders who have properly perfected and not withdrawn a demand for, or lost their right to, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware; (ii) shares owned by the Company or any of its subsidiaries; and (iii) shares owned by Parent or MergerSub) was automatically converted into the right to receive $4.90 in cash, without interest.

As a result of the Merger, the Company has terminated all offerings of its common stock pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post—effective amendment, any shares of its common stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its common stock registered under the Registration Statements which remained unsold as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Azusa, State of California, on this 12th day of December, 2012.

Physicians Formula Holdings, Inc.

By:	/s/ Ingrid Jackel
	Name	Ingrid Jackel
	Title:	Chief Executive Office

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